Exhibit 99.1

PLAYBOY ENTERPRISES, INC.  ANNOUNCES APPOINTMENT OF CHRISTOPH M. PACHLER AS EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

FOR IMMEDIATE RELEASE	Investor Contact:
Martha Lindeman
312-373-2430

                     Media Contact:
Matthew Pakula
312-373-2435

CHICAGO (April 26, 2010) – The board of directors of Playboy Enterprises, Inc. (PEI) (NYSE: PLA, PLAA) elected Christoph M. Pachler Executive Vice President and Chief Financial Officer.   In his new position, Pachler, 43, will be responsible for the company’s strategic planning, corporate and business development, and financial operations.  He joins PEI from Sony Pictures Entertainment, where he currently serves as Senior Vice President – Strategy and Operations.  He will assume his new duties on May 24, 2010.

Scott Flanders, Playboy’s chief executive officer, said: “We are in the process of transforming Playboy into a premier brand management company, and Christoph will accelerate our progress. We will draw on his wide range of experiences, and his responsibilities will extend well beyond those of a traditional CFO. Christoph’s background in structuring, negotiating and executing deals will immediately benefit our business units, while our global operations will profit from his in-depth knowledge of international markets. In addition to his numerous business accomplishments, Christoph demonstrated a vision and enthusiasm for the Playboy brand that made him an ideal candidate for this position.”

“Playboy is in the midst of an exciting transformation,” Pachler said. “Significant progress has been made already, but there is clearly a great deal of planning and executing ahead of us.  I look forward to working with Scott and his team and to helping create the kind of value that this brand and company are capable of achieving.”

Pachler joined Sony in 1997 as Finance Director. Beginning in 2002, he focused on business development and new initiatives as Vice President of Strategic Planning.

Named Divisional Chief Financial Officer/Senior Vice President in 2005, Pachler managed the financial aspects of Sony’s rapidly growing international TV division.  In his current position, which he has held since 2008, Pachler has been responsible for the successful completion of numerous content and production deals and the restructuring of operations.    He also serves on the board of three international entertainment companies including Lean-M, Huaso and Tuvalu Media.

He began his career with The Kushner-Locke Company in 1994 and held a series of increasingly responsible positions with other companies in the entertainment industry before joining Sony Pictures Entertainment.

A native of Austria, Pachler holds an MBA from the University of Business and Economics in Vienna, Austria, and a Masters in International Relations from the University of Amsterdam.  He will be located in Playboy’s Los Angeles offices.
Playboy’s CFO position has been vacant since year end 2009.  Robert Campbell, 48, has served as interim CFO since that time.  He will report to Pachler and will continue to oversee key functions of the company’s financial management.

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Playboy is one of the most recognized and popular consumer brands in the world. Playboy Enterprises, Inc. is a media and lifestyle company that markets the brand through a wide range of media properties and licensing initiatives. The company publishes Playboy magazine in the United States and abroad and creates content for distribution via television networks, websites, mobile platforms and radio. Through licensing agreements, the Playboy brand appears on a wide range of consumer products in more than 150 countries as well as retail stores and entertainment venues.